The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated November 17, 2021

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253432

(To Prospectus dated February 24, 2021 and

Product Supplement dated February 24, 2021)

UBS AG $• Capped Trigger Return Enhanced Notes

Linked to the shares of iShares® MSCI Brazil ETF due May 22, 2023

Investment Description

UBS AG Capped Trigger Return Enhanced Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the shares of iShares® MSCI Brazil ETF (the “Underlying Asset”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the Underlying Asset from the Initial Level to the Final Level (the “Underlying Return”) and whether the Final Level of the Underlying Asset is equal to, greater than or less than the Initial Level and Trigger Level. The “Final Level” of the Underlying Asset is the arithmetic average of the Closing Level of the Underlying Asset on each of the “Averaging Dates” specified under “— Key Dates” below. If the Underlying Return is positive, UBS will pay you a cash payment per Note equal to the Principal Amount plus a return equal to the lesser of (i) the product of the Upside Leverage Factor multiplied by the Underlying Return and (ii) the Maximum Return of 90.00%. If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment per Note equal to the Principal Amount. If, however, the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, resulting in a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose a significant portion or all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Enhanced Participation in the Positive Underlying Return up to the Maximum Return: At maturity, the Notes provide participation in any positive Underlying Return, enhanced by the Upside Leverage Factor, up to the Maximum Return.
❑	Contingent Repayment of Principal with Potential for Full Downside Market Exposure: If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, at maturity UBS will pay you a cash payment per Note equal to the Principal Amount. If, however, the Underlying Return is negative and the Final Level is less than the Trigger Level, at maturity, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, resulting in a percentage loss on your investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Strike Date	November 17, 2021
Pricing Date*	November 18, 2021
Settlement Date*	November 23, 2021
Averaging Dates**	May 11, 2023, May 12, 2023, May 15, 2023, May 16, 2023 and May 17, 2023 (the “Final Valuation Date”)
Final Valuation Date**	May 17, 2023
Maturity Date**	May 22, 2023
*	We expect to deliver the Notes against payment on the third business day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have the same downside market risk as that of an investment in the Underlying Asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand, or are not comfortable with, the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The Initial Level of the Underlying Asset was its Closing Level on the Strike Date and not its Closing Level on the Trade Date, and the remaining terms of the Notes were also set on the Strike Date. The return on the Notes is subject to, and will not exceed, the “Maximum Return” or the corresponding “Maximum Payment at Maturity per Note”. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Upside Leverage Factor	Maximum Return	Maximum Payment at Maturity per Note	Trigger Level	Initial Level	CUSIP	ISIN
iShares® MSCI Brazil ETF	EWZ	1.50	90.00%	$1,900.00	$20.80, which is 70.00% of the Initial Level	$29.71	90279DQJ8	US90279DQJ80

The estimated initial value of the Notes as of the Pricing Date is expected to be between $935.50 and $965.50. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “ — Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the accompanying product supplement relating to the Notes, dated February 24, 2021, the accompanying prospectus dated February 24, 2021 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of iShares® MSCI Brazil ETF	$•	$1,000.00	$•	$12.50	$•	$987.50

(1) Certain fiduciary accounts will pay a purchase price of $987.50 per $1,000 Principal Amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any underwriting discount or fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $12.50 per $1,000 Principal Amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The fees and commissions referenced herein do not include additional transaction costs, fees or expenses included in the Underlying Asset which may be reflected in the level of the Underlying Asset. Please see “Key Risks — Risks Relating to Characteristics of the Underlying Asset” and “Information About the Underlying Asset” herein for more information.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000091412121001042/ub55766407-424b2.htm
♦	Prospectus dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Capped Trigger Return Enhanced Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated February 24, 2021 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated February 24, 2021.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of an investment in the Underlying Asset or the equity securities constituting the Underlying Asset (the “Underlying Equity Constituents”).
♦	You believe that the Final Level will appreciate from the Initial Level and that the percentage of appreciation, when multiplied by the Upside Leverage Factor, is unlikely to exceed the Maximum Return.
♦	You understand and accept that your potential return is limited to the Maximum Return and you are willing to invest in the Notes based on the Maximum Return indicated on the cover hereof.
♦	You are willing to invest in the Notes based on the Upside Leverage Factor and Trigger Level indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You do not seek current income from this investment and you are willing to forgo any dividends paid on the Underlying Asset.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the Underlying Asset.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of a significant portion or all of your initial investment or are unwilling to make an investment that may have the same downside market risk as that of an investment in the Underlying Asset or its Underlying Equity Constituents.
♦	You believe that the Final Level will decline from the Initial Level or you believe that the Final Level will appreciate from the Initial Level and that the percentage of appreciation, when multiplied by the Upside Leverage Factor, is likely to exceed the Maximum Return.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Notes based on the Maximum Return indicated on the cover hereof.
♦	You are unwilling to invest in the Notes based on the Upside Leverage Factor or Trigger Level indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You seek current income from this investment or you prefer to receive any dividends paid on the Underlying Asset.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the Underlying Asset.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors concerning the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 18 months.
Underlying Asset	The shares of iShares® MSCI Brazil ETF
Payment at Maturity (per Note)

If the Underlying Return is positive, UBS will pay you a cash payment equal to:

$1,000 + ($1,000 × the lesser of (a) Underlying Return × Upside Leverage Factor and (b) Maximum Return).

In this scenario, your potential return on the Notes is limited to the Maximum Return and your payment at maturity will in no event exceed the Maximum Payment at Maturity per Note.

If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment that is equal to:

$1,000.

If the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you a cash payment that is less than your Principal Amount, if anything, equal to:

$1,000 + ($1,000 × Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.

Maximum Return	90.00%
Maximum Payment at Maturity per Note	$1,900.00
Upside Leverage Factor	1.50
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Trigger level(1)	A specified level of the Underlying Asset that is less than the Initial Level, equal to a percentage of the Initial Level as indicated on the cover hereof.
Initial Level(1)	The Closing Level of the Underlying Asset on the Strike Date and not its Closing Level on the Pricing Date as indicated on the cover hereof.
Final Level(1)	The arithmetic average of the Closing Level of the Underlying Asset on each of the Averaging Dates.
Averaging Dates(2)	May 11, 2023, May 12, 2023, May 15, 2023, May 16, 2023 and the Final Valuation Date
Final Valuation Date(2)	May 17, 2023.

(1)	As determined by the Calculation Agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “Delisting, Discontinuance or Modification of an ETF” in the accompanying product supplement.
(2)	Subject to postponement by the Calculation Agent as described under “General Terms of the Securities — Market Disruption Events” in the accompanying product supplement.

Investment Timeline

Strike Date	The Initial Level is observed and the final terms of the Notes are set.
¯
Averaging Dates	The Closing Level of the Underlying Asset is observed on each of the Averaging Dates. The Final Level and the Underlying Return are calculated on the Final Valuation Date.
¯
Maturity Date

If the Underlying Return is positive, UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 × the lesser of (a) Underlying Return × Upside Leverage Factor and (b) Maximum Return).

In this scenario, your potential return on the Notes is limited to the Maximum Return and your payment at maturity will in no event exceed the Maximum Payment at Maturity per Note.

If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment per Note that is equal to:

$1,000.

If the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you a cash payment per Note that is less than your Principal Amount, if anything, equal to:

$1,000 + ($1,000 × Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

2

Key Risks

An investment in the Notes involves significant risks. Some of the key risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors regarding the consequences of an investment in the Notes.

Risks Relating to Return Characteristics

♦	Risk of loss – The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full Principal Amount of the Notes at maturity. If the Underlying Return is negative and the Final Level is less than the Trigger Level, you will lose a percentage of your Principal Amount equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal by the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. The contingent repayment of principal by the issuer is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level is equal to or greater than the Trigger Level.
♦	The Upside Leverage Factor applies only at maturity — If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Leverage Factor and the return you realize may be less than the Upside Leverage Factor multiplied by the appreciation in the level of the Underlying Asset at such time, even if such return is positive and does not exceed the Maximum Return. You can receive the full benefit of the Upside Leverage Factor, subject to the Maximum Return, from UBS only if you hold your Notes to maturity.
♦	Your potential return on the Notes is limited to the Maximum Return — The return potential of the Notes is limited to the Maximum Return. Therefore, you will not benefit from any positive Underlying Return in excess of an amount that, when multiplied by the Upside Leverage Factor, exceeds the Maximum Return and your return on the Notes may be less than it would be in a direct investment in the Underlying Asset.
♦	The probability that the Final Level will be less than the Trigger Level will depend on the volatility of the Underlying Asset — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying Asset. All things being equal, the greater the expected volatility of the Underlying Asset as of the Strike Date, the greater the expectation is as of that date that the Underlying Return will be negative and that the Final Level will be less than the Trigger Level and, as a consequence, indicates an increased risk of loss. Accordingly, a relatively lower Trigger Level does not necessarily indicate a relatively low risk of loss because the expected volatility of the Underlying Asset could be high. You should be willing to accept the downside market risk of the Underlying Asset and the potential to lose a significant portion or all of your initial investment.
♦	Payment at maturity based on average over the Averaging Dates — The amount payable at maturity, if any, will be calculated by reference to the arithmetic average of the Closing Level of the Underlying Asset on each of the Averaging Dates. Therefore, in calculating the Final Level, beneficial performance of the Underlying Asset as of some Averaging Dates may be moderated, or wholly offset, by the performance of the Underlying Asset on other Averaging Dates. As a result, the Payment at Maturity you receive, if any, may be less than if it were based solely on the Closing Level of the Underlying Asset on the Final Valuation Date.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Owning the Notes is not the same as owning the Underlying Asset or Underlying Equity Constituents — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Asset or the Underlying Equity Constituents. For instance, you will not benefit from any positive Underlying Return in excess of an amount that, when multiplied by the Upside Leverage Factor, exceeds the Maximum Return. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the Payment at Maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the Underlying Asset or Underlying Equity Constituents may have.

Risks Relating to Characteristics of the Underlying Asset

♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the Underlying Asset and indirectly linked to the value of the Underlying Equity Constituents, futures contracts on physical commodities and other assets constituting the Underlying Asset (collectively, the “Underlying Constituents”), and will depend on whether, and the extent to which, the Underlying Return is positive or negative. The level of the Underlying Asset can rise or fall sharply due to factors specific to the Underlying Asset or its Underlying Constituents and their issuers (the “Underlying Constituent Issuers”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Underlying Constituent Issuers and, therefore, the Underlying Asset.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the Underlying Asset will rise or fall. There can be no assurance that the Final Level will be greater than the Initial Level or the Trigger Level. The Final Level will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the Underlying Equity Constituents. You should be willing to accept the risks of owning equities in general and the Underlying Equity Constituents in particular, and the risk of losing a significant portion or all of your initial investment.

3

♦	The value of the Underlying Asset may not completely track the value of its Underlying Constituents in which such exchange traded fund (the “ETF”) invests — Although the trading characteristics and valuations of an ETF such as the Underlying Asset will usually mirror the characteristics and valuations of its Underlying Constituents, its value may not completely track the value of its Underlying Constituents. The value of the Underlying Asset will reflect transaction costs and fees that its Underlying Constituents do not have. In addition, although the Underlying Asset may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such Underlying Asset or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of the Underlying Asset may fluctuate with changes in the market value of its Underlying Constituents. The market prices of the Underlying Asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the Underlying Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Underlying Asset and may adversely affect the liquidity and prices of the Underlying Asset, perhaps significantly. For any of these reasons, the market price of the Underlying Asset may differ from its NAV per share and the Underlying Asset may trade at, above or below its NAV per share.
♦	Failure of the Underlying Asset to track the level of the Target Index — While the Underlying Asset is designed and intended to track the level of the Target Index (as defined herein under “Information About the Underlying Asset”), various factors, including fees and other transaction costs, will prevent the Underlying Asset from correlating exactly with changes in the level of such Target Index. Accordingly, the performance of the Underlying Asset will not be equal to the performance of its Target Index during the term of the Notes. See “Information About the Underlying Asset” for more information on expenses reflected in the level of the Underlying Asset.
♦	The Underlying Asset utilizes a passive indexing investment approach — The Underlying Asset is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Target Index by investing in a portfolio of stocks that generally replicate such Target Index. Therefore, unless a specific stock is removed from the Target Index, the Underlying Asset generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the Underlying Asset is subject to the risk that the investment strategy of its investment adviser may not produce the intended results.
♦	The Notes are subject to currency exchange rate risk — The Notes are subject to currency exchange rate risk because the Notes are linked to the shares of the iShares® MSCI Brazil ETF (the “EWZ Fund”), which invests in Underlying Constituents that are domiciled in, or have significant operations in, Brazil. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which such Underlying Constituents trade. The values of the currencies of the countries in which the Underlying Asset may invest may be subject to a high degree of fluctuation due to changes in interest rates, changes in governmental regulations on trade, the effects of monetary policies issued by the Brazilian government, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. Underlying Constituent in the portfolio of the Underlying Asset. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the Underlying Constituents will be adversely affected and the market value of, and return on, the Notes may decrease.
♦	The Notes are subject to non-U.S. securities market risk — The Notes are subject to non-U.S. securities market risk because the Notes are linked to the shares of the EWZ Fund, which invests in Underlying Constituents that are domiciled in, or have significant operations in, Brazil An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	The Notes are subject to emerging markets risk — The Notes are subject to emerging markets risk because the Notes are linked to the shares of the EWZ Fund, which invests in Underlying Constituents that are domiciled in, or have significant operations in, an emerging market. An investment in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are susceptible.

4

♦	There is no affiliation between the issuer of the Underlying Asset (the “Underlying Asset Issuer”) or any Underlying Constituent Issuer and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently, or from time to time in the future engage in business with the Underlying Asset Issuer or any Underlying Constituent Issuers. However, we are not affiliated with the Underlying Asset Issuer or any Underlying Constituent Issuers and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the Underlying Asset and the respective Underlying Asset Issuer and each Underlying Constituent. Neither the Underlying Asset Issuer nor any Underlying Constituent Issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Neither the Underlying Asset Issuer nor any Underlying Constituent Issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, and any amount payable on, your Notes.

Estimated Value Considerations

♦	The issue price you pay for the Notes will exceed their estimated initial value – The issue price you pay for the Notes will exceed their estimated initial value as of the Pricing Date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the Pricing Date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the Underlying Asset and Underlying Constituents, any expected dividends on the Underlying Asset and the Underlying Equity Constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the Pricing Date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the Pricing Date may differ from the estimated initial value – The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the Pricing Date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the Pricing Date – We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the Strike Date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the Pricing Date and any such differential between the estimated initial value and the issue price of the Notes as of the Pricing Date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

5

♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the Underlying Asset and the Underlying Constituents; the volatility of the Underlying Asset and the Underlying Constituents; any dividends paid on the Underlying Asset and Underlying Equity Constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; and the then current bid-ask spread for the Notes. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦	Potential conflict of interest — UBS and its affiliates may engage in business with the Underlying Constituent Issuers or trading activities related to the Underlying Asset or any Underlying Equity Constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the Underlying Return and the Payment at Maturity of the Notes based on the Final Level of the Underlying Asset. The Calculation Agent can postpone the determination of the Initial Level, Closing Level and/or Final Level if a market disruption event occurs and is continuing on any Averaging Date and/or the Final Valuation Date, respectively. As UBS determines the economic terms of the Notes, including the Upside Leverage Factor, Trigger Level and Maximum Return, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	The Calculation Agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the Underlying Asset, the calculation agent may make adjustments to the Initial Level, Closing Level on an Averaging Date or Final Level, as applicable, and any other term of the Notes. However, the Calculation Agent will not make an adjustment in response to every corporate event that could affect the Underlying Asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the Underlying Asset, the amount you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the accompanying product supplement. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the market value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
♦	Potential UBS impact on price – Trading or transactions by UBS or its affiliates in the Underlying Asset, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset and/or the Underlying Equity Constituents, may adversely affect the level of the Underlying Asset on any Averaging Date and, therefore, the market value of, and return on, the Notes.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value, and any amounts payable on, of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Asset.

Risks Relating to General Credit Characteristics

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

6

♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material U.S. Federal Income Tax Consequences” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

7

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples are based on hypothetical terms. The actual terms were set on the Strike Date and are indicated on the cover hereof.

The examples and table below illustrate the Payment at Maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes will be set on the Strike Date; amounts have been rounded for ease of analysis):

Investment Term:	18 months
Initial level:	$50.00
Trigger Level:	$35.00, which is 70.00% of the Initial Level
Upside Leverage Factor:	1.50
Maximum Return:	90.00%

Final level	Underlying Return	Payment at Maturity	Note Total Return at Maturity
$100.00	100.00%	$1,900.00	90.00%
$82.50	65.00%	$1,900.00	90.00%
$80.00	60.00%	$1,900.00	90.00%
$75.00	50.00%	$1,750.00	75.00%
$70.00	40.00%	$1,600.00	60.00%
$65.00	30.00%	$1,450.00	45.00%
$60.00	20.00%	$1,300.00	30.00%
$55.00	10.00%	$1,150.00	15.00%
$50.00	0.00%	$1,000.00	0.00%
$47.50	-5.00%	$1,000.00	0.00%
$45.00	-10.00%	$1,000.00	0.00%
$42.50	-15.00%	$1,000.00	0.00%
$40.00	-20.00%	$1,000.00	0.00%
$35.00	-30.00%	$1,000.00	0.00%
$32.50	-32.50%	$675.00	-32.50%
$30.00	-40.00%	$600.00	-40.00%
$25.00	-50.00%	$500.00	-50.00%
$15.00	-70.00%	$300.00	-70.00%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Level of the Underlying Asset is $55.00 (resulting in an Underlying Return of 10.00%).

Because the Underlying Return is 10.00%, the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 × 1.50 x 10.00%)
= $1,000 + $150.00
= $1,150.00 (15.00% total return)

Example 2 — The Final Level of the Underlying Asset is $100.00 (resulting in an Underlying Return of 100.00%).

Because the Underlying Return of 100.00%, when multiplied by the Upside Leverage Factor, is greater than the Maximum Return, UBS will pay you the Maximum Return of 90.00% and the Payment at Maturity will be calculated as follows:

$1,000 + ($1,000 x 90.00%)
= $1,000 + $900.00
= $1,900.00 (90.00% total return)

Example 3 — The Final Level of the Underlying Asset is $42.50 (resulting in an Underlying Return of -15.00%).

Because the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, UBS will repay the Principal Amount and the Payment at Maturity is equal to $1,000 per Note (0.00% total return).

Example 4 — The Final Level of the Underlying Asset is $25.00 (resulting in an Underlying Return of -50.00%).

Because Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you less than the Principal Amount and the Payment at Maturity per Note is as follows:

$1,000 + ($1,000 × -50.00%)
= $500.00 (50.00% total return)

Accordingly, if the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you less than the Principal Amount, if anything, resulting in a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.

8

Information About the Underlying Asset

All disclosures contained in this document regarding the Underlying Asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset. You should make your own investigation into the Underlying Asset.

Below is a brief description of the Underlying Asset. This information has been obtained from publicly available sources. The Underlying Asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Asset Issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Underlying Asset Issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares® MSCI Brazil ETF

We have derived all information contained herein regarding the iShares® MSCI Brazil ETF (the “EWZ Fund”) and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the EWZ Fund’s investment adviser, BlackRock Fund Advisors (“BFA” or the “investment adviser”) and the index sponsor of the Target Index, as defined below.

The EWZ Fund is one of the separate investment portfolios that constitute the iShares Trust (“iShares”). The EWZ Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI® Brazil 25/50 Index (the “Target Index”). The Target Index seeks to measure large- and mid- cap equity performance in the Brazilian market and primarily consists of stocks traded on B3 (the largest Brazilian exchange). The Target Index is a free float-adjusted market capitalization-weighted index with a capping methodology applied to underlying equity constituent issuer weights so that no single underlying equity constituent issuer exceeds 25% of the Target Index weight, and all such entities with a weight above 5% do not cumulatively exceed 50% of the Target Index weight. The Target Index was created by, and is calculated, maintained and published by, MSCI Inc. (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.

Select information regarding the EWZ Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the EWZ Fund’s website. Expenses of the EWZ Fund reduce the net asset value of the assets held by the EWZ Fund and, therefore, reduce the value of the shares of the EWZ Fund.

BFA uses a representative sampling strategy to manage the EWZ Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the Target Index that the investment adviser determines to collectively have an investment profile similar to that of the Target Index. The securities selected are intended to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Target Index. The EWZ Fund may or may not hold all of the securities that are included in the Target Index.

The EWZ Fund generally invests at least 95% of its assets in the securities of the Target Index and in depositary receipts representing securities in the Target Index. The EWZ Fund will at all times invest at least 80% of its assets in the securities of the Target Index or in depositary receipts representing securities in the Target Index. The EWZ Fund may invest the remainder of its assets in other securities, including securities not in the Target Index, but which BFA believes will help track the Target Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the Target Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The EWZ Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in the stocks of a particular industry or group of industries to approximately the same extent that the Target Index is concentrated.

Shares of the EWZ Fund are listed on the NYSE Arca under the ticker symbol “EWZ”.

Information from outside sources including, but not limited to the prospectus related to the EWZ Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the EWZ Fund or the Target Index.

Information filed by iShares, Inc. with the SEC, including the prospectus for the EWZ Fund, can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667.

9

Historical Information

The graph below illustrates the performance of the Underlying Asset from January 1, 2011 through November 17, 2021, based on information from Bloomberg Professional® service (“Bloomberg”), without independent verification. The dotted line reflects the Trigger Level of $20.80, which is equal to 70.00% of $29.71, which was its Closing Level on November 17, 2021. Past performance of the Underlying Asset is not indicative of the future performance of the Underlying Asset.

10

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Underlying Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Because the Notes are linked to the shares of an ETF, there is a risk that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ”passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Notes).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Notes. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Underlying Asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Underlying Asset directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Notes. However, it is also possible that all or a portion of your gain with respect to the Notes could be treated as “Excess Gain” because the Underlying Asset is an ETF, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Notes the holder had invested, pro rata, the Principal Amount of the Notes in shares of the Underlying Asset and sold those shares for their fair market value on the date the Notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Notes could be “Excess Gain” if you purchase the Notes for an amount that is less than the Principal Amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Underlying Asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the taxable disposition of the Notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Notes is unclear, you are urged to consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the Notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership

11

rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any Underlying Constituent Issuer would be treated as a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as "United States real property interests" ("USRPI") as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Notes are not “delta-one” with respect to the Underlying Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Underlying Asset or the Notes. If you enter, or have entered, into other transactions in respect of the Underlying Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

12

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

13

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount of $12.50 per $1,000 Principal Amount of Notes. The Agents intend to resell the offered Notes at the original issue price to the public, provided that certain fiduciary accounts may purchase the Notes for as low as the price specified on the cover hereof and the Agents may forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest— UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Pricing Date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Pricing Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

14

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	2
Key Risks	3
Hypothetical Examples and Return Table of the Notes at Maturity	8
Information About the Underlying Asset	9
Material U.S. Federal Income Tax Consequences	11
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	14

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-1
Coupons	PS-2
Early Redemption	PS-2
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-3
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-6
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-7
Risk Factors	PS-9
General Terms of the Securities	PS-23
Use of Proceeds and Hedging	PS-46
Material U.S. Federal Income Tax Consequences	PS-47
Certain ERISA Considerations	PS-69
Supplemental Plan of Distribution (Conflicts of Interest)	PS-70

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG
Capped Trigger Return Enhanced Notes
due May 22, 2023

Preliminary Pricing Supplement dated November 17, 2021

(To Product Supplement dated February 24, 2021

and Prospectus dated February 24, 2021)

UBS Investment Bank

J.P. Morgan Securities LLC